Exhibit 10.7
FIRST AMENDMENT TO
INDEMNIFICATION AGREEMENT
This First Amendment to the Indemnification Agreement (the “Agreement”) is made and entered into effective as of December 31, 2008, by and between A. Schulman, Inc., a Delaware corporation (the “Company”), and  _____  (“Indemnitee”).
WHEREAS, the Company and Indemnitee previously entered into an Indemnification Agreement; and
WHEREAS, the parties desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, as set forth herein;
NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows:
1. The Agreement is hereby amended by adding the following Section 16 to the end thereof:
16. SPECIAL RULES FOR REIMBURSEMENTS SUBJECT TO SECTION 409A. Notwithstanding any other provision of this Agreement and solely to the extent that any payment or reimbursement of Indemnitee’s Expenses under this Agreement (including judgments, fines and settlement amounts) would not be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, all of the following conditions shall apply:
(a) Indemnitee shall only be entitled to the payment or reimbursement of Expenses incurred during the lifetime of the Indemnitee;
(b) The amount of Expenses paid or reimbursed during one taxable year of Indemnitee shall not affect the amount of Expenses eligible for payment or reimbursement in any other taxable year of Indemnitee;
(c) Any reimbursement shall be made on or before the last day of Indemnitee’s taxable year following the taxable year in which the Expense was incurred; and
(d) The right to payment or reimbursement of Expenses shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, Indemnitee has executed this Amendment and the Company has caused this Amendment to be executed by its duly authorized officer, effective as of the date set forth above.

A. SCHULMAN, INC.

Printed Name:

Its:

INDEMNITEE

Printed Name: